Exhibit 10.1

Patent License Agreement

This Patent License Agreement (this “Agreement”) is made and entered into as of the Effective Date of August 6, 2024, in two original counterparts, by and between Taiwan Carbon Nano Technology Corporation (“LICENSOR”), a Taiwan company having an office and place of business at 10F-2, No. 66, Shengyi 5th Rd., Zhubei City, Hsinchu County 302 , Taiwan (R.O.C.) and Ainos, Inc. (“LICENSEE”), a Texas corporation, having an office and place of business at 8880 Rio San Diego Drive Suite 800 San Diego, CA 92108, U.S.A..

LICENSOR and LICENSEE are referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, LICENSOR owns and controls certain patents in the field of gas sensors and medical devices.

WHEREAS, LICENSOR desires to grant LICENSEE licenses to the technologies covered by its patents on the terms and conditions of this Agreement.

WHEREAS, LICENSEE desires to obtain such licenses from LICENSOR on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and obligations undertaken herein, LICENSOR and LICENSEE agree as follows:

Article I. Definitions.

1.1.	“Affiliates” shall mean with respect to any Person, any other Person (a) that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person or (b) is at least fifty percent (50%) beneficially owned by such Person. For the purpose of this definition, the term “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interests, by contract or otherwise.

1.2.	“LICENSOR” shall have the meaning assigned to such term in the preamble, and includes its past, present or future divisions, and Affiliates.

1.3.	“LICENSEE” shall have the meaning assigned to such term in the preamble, and includes its past, present or future divisions, affiliates and Subsidiaries (as defined below).

1.4.	“Licensed Patents” shall mean all patents and patent applications listed in Schedule A attached hereto.

1.5.	“Person” means an individual, general partnership, limited partnership, limited liability company, corporation, trust, estate, real estate investment trust, association or any other entity.

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1.6.	“Products” shall mean any and all past, present and future products manufactured or sold by or for LICENSEE, or used, leased, sold, offered for sale, imported, exported or otherwise disposed of by LICENSEE, which may have been previously covered by, are now covered by or in the future are covered by one or more claims of the Licensed Patents, or which are manufactured by or utilize a method covered by one or more claims of the Licensed Patents and, but for the rights, licenses, privileges, releases, non-assertions and immunities granted hereunder, would or could be alleged to infringe directly or indirectly, by contributory infringement, by inducement or otherwise, one or more claims of the Licensed Patents.

1.7.	“Effective Date” shall mean the last of the dates, if different, on which this Agreement is executed by LICENSOR and LICENSEE, which Effective Date will be entered in the preamble of this Agreement in accordance with para. 8.7 hereof.

Article II. Licenses, Releases and Non-Assertions.

2.1.	LICENSOR, on behalf of itself and any successors and/or assigns, grants to LICENSEE, and LICENSEE hereby accepts, an exclusive, irrevocable and perpetual right, license, privilege and immunity, with the right to grant sublicenses only to LICENSEE’s Affiliates, under all claims of the Licensed Patents, to make, have made, use, sell, offer for sale, lease, import, export or otherwise dispose of Products throughout the world.

2.2.	LICENSOR hereby releases and discharges LICENSEE, as well as any end-users, distributors, customers, dealers and suppliers of LICENSEE, whether direct or indirect, or immediate or remote, throughout the world, from any and all actions, causes of action, claims or demands whatsoever in law or equity as to all claims for patent infringement, direct and/or contributory and/or by inducement or otherwise, which LICENSOR has or may have had at any time prior to the Effective Date, which could be asserted against LICENSEE, or against any of LICENSEE’s end-users, distributors, customers, dealers and suppliers of LICENSEE, whether direct or indirect, or immediate or remote, arising out of the manufacture, having manufactured, use, sale, offer for sale, lease, import, export or other disposition of Products.

Article III. LICENSE FEE AND OTHER PaymentS.

3.1.	In consideration of the rights, licenses, privileges, releases, non-assertions and immunities granted by LICENSOR under this Agreement, LICENSEE agrees to issue to LICENSOR five million and five hundred thousand (5,500,000) shares of LICENSEE’s common stock, which shall be valued at and on the basis of the following:

Y = (X * 1.05) * 5,500,000

Whereas:

Y is the aggregate value of the shares of LICENSEE common stock issued under para. 3.1 (the “License Fee”); and

X is the highest closing price of LICENSEE’s common stock quoted on the Nasdaq Stock Market during the 30-trading days period preceding the Effective Date.

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3.2.	Except for payments provided in this Article III, LICENSOR agrees that there is and will be no payment of any kind from LICENSEE which is due or which would become due or is to be made hereafter in connection with this Agreement, including any payments to LICENSOR’s successors or assignees of any of the Licensed Patents or to its counsel.

Article IV. Term, Renewal and Survival.

4.1.	The term of this Agreement, as well as the term of the rights, licenses, privileges, immunities, releases and non-assertions granted herein under the Licensed Patents as set forth in Article II, shall exist from, and including, the Effective Date and shall remain in effect:

(a)	until this Agreement is terminated by mutual written agreement of the Parties; or

(b)	(i) to and including the expiration date of the last to expire of the Licensed Patents, or (ii) until all claims for alleged infringement of all of the Licensed Patents are barred by U.S. laws and the U.S. Patent Statute and by the laws and statutes of any foreign country in which any one of the Licensed Patents are in force and effect, whichever is longer.

4.2.	For the avoidance of doubt, any expiration or termination of certain parts of the Licensed Patents that are licensed to LICENSEE under this Agreement shall not be deemed to be an expiration or termination of this Agreement, unless all of the Licensed Patents licensed hereunder have expired or terminated or have become invalid.

4.3.	The following provisions will survive termination or expiration of this Agreement: Articles Article I, Article III, Article V, Article VI, Article VII and Article VIII and this para. 4.1(b).

Article V. Warranties, Representations and Disclaimers.

5.1.	LICENSEE warrants and represents that it has the right to enter into this Agreement with LICENSOR.

5.2.	LICENSOR makes the following warranties and representations:

(a)	LICENSOR is the owner of the Licensed Patents and/or has the right to grant rights, licenses, privileges, releases, non-assertions and immunities under or relating to the Licensed Patents. In the event LICENSOR breaches this warranty and representation, it will indemnify LICENSEE and, without limitation, at LICENSOR’s own expense shall secure any rights necessary for LICENSEE to enjoy the rights, licenses, privileges, releases, non-assertions and immunities granted herein under or relating to the Licensed Patents.

(b)	LICENSOR has the full power to enter into and perform all terms, conditions and obligations under this Agreement with LICENSEE. To the extent required, LICENSOR shall obtain any and all needed consents for entering into and discharging all of its obligations under this Agreement.

(c)	There are no liens, conveyances, mortgages, assignments, encumbrances, other licenses, or other agreements which would prevent or impair the full and complete exercise of the rights, licenses, privileges, releases, non-assertions and immunities granted by LICENSOR to LICENSEE, its respective successors and assigns, customers, whether immediate or remote, and suppliers with respect to the Licensed Patents pursuant to the specific terms and conditions of this Agreement.

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(d)	No agreements have been or shall be entered into which would interfere with the rights, licenses, privileges, releases, non-assertions and immunities granted by LICENSOR to LICENSEE, its respective successors and assigns, or its customers, whether immediate or remote, and its suppliers with respect to the Licensed Patents during the full term as set forth in para. 4.1.

5.3.	Nothing herein contained shall be construed as an admission by LICENSEE, its distributors, dealers, suppliers, agents, or customers, whether direct or indirect, or immediate or remote that (i) there has been direct and/or contributory infringement of, and/or inducement to infringe, the Licensed Patents hereunder, or (ii) the Licensed Patents are valid.

Article VI. Confidentiality and Publicity.

6.1.	Neither Party will issue a press release after the execution of this Agreement, unless the other Party has approved the contents of such press release in writing in advance of its release to the public. LICENSEE shall have the right to refer to the existence of this Agreement and to disclose the substance thereof, but not the amount of the payments, in response to any inquiry by any distributor, dealer, supplier, agent or customer, whether direct or indirect, or immediate or remote, to the extent deemed reasonably necessary by LICENSEE, to conduct its business on or in connection with or relating to its products. LICENSOR may refer to the existence of this Agreement incident to their continued licensing and enforcement of the Licensed Patents but shall not disclose or publicize the terms and conditions of this Agreement.

6.2.	Each Party agrees that, during and after the term of this Agreement, it shall not publicize the existence of or otherwise disclose this Agreement, or the terms and conditions hereof, except: (i) as permitted under para. 6.1 above; (ii) with the prior written consent of the other Party; or (iii) pursuant to an order or directive of a court or other governmental body having jurisdiction to call therefor; or (iv) in the enforcement of the Licensed Patents, but subject to the existence of a protective order in any such litigation which would be acceptable to LICENSEE; or (v) as may be required by law; or (vi) as may be necessary to establish or assert its rights hereunder. With regard to the above-mentioned exceptions (iii) through (vi), the disclosing party (a) shall give prior written notice to the other party, (b) shall not disclose this Agreement until twenty (20) business days after such written notice, and (c) shall make its best efforts to ensure that the disclosure is made pursuant to the highest level of confidentiality afforded by the applicable protective order or other governing agreement, order or regulation.

Article VII. Arbitration.

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be finally settled by a binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules (or Patent Arbitration Rules if applicable), and judgment on any award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be conducted in Dallas County, Texas under the laws of the State of Texas in English before one (1) arbitrator who shall render a reasoned award and who may make an award of reasonable attorneys’ fees to the prevailing party. If not mutually agreed upon, the arbitrator shall be selected according to the American Arbitration Association Rules from among persons having patent expertise in the subject matter of this Agreement. The parties may exercise reasonable discovery rights in any such arbitration and the arbitrator will be instructed to follow applicable rules of substantive law in deciding the dispute.

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Article VIII. Other Provisions.

8.1.	LICENSEE shall have the financial responsibility to pay the maintenance fees for maintaining the effectiveness of the Licensed Patents and to use its best efforts to take any other appropriate maintenance actions for maintaining the effectiveness of the Licensed Patents in accordance with applicable laws and commercial standards. LICENSOR shall take such actions as may be necessary to allow and permit LICENSEE to take any appropriate maintenance action relating to the Licensed Patents, including designating LICENSEE as the agent or attorney or record for such Licensed Patents. . In the event that LICENSOR determines that it is not in its best interests to have any of the Licensed Patents to continued to be maintained (each such Licensed Patent a “Forfeited Patent”) and the LICENSOR notifies the LICENSEE of its intent in writing, LICENSOR shall transfer title and ownership of such Forfeited Patent to the LICENSEE at no additional costs and the LICENSEE shall thereafter determine at its sole discretion whether or not to continue maintaining such Forfeited Patent at its own cost.

8.2.	If any of the provisions of this Agreement shall contravene the laws of any country, it is agreed that such invalidity or illegality shall not invalidate this Agreement, but instead this Agreement shall be construed as if it did not contain the provision(s) claimed or held to be invalid or illegal in the particular jurisdiction concerned, insofar as such construction does not materially affect the substance of this Agreement, and the rights and obligations of the parties hereto shall be construed and enforced accordingly. In the event, however, that such claimed invalidity or illegality shall substantially alter the relationship between the parties hereto, materially affecting adversely the interest of either party in such jurisdiction, then the parties hereto shall negotiate an alternative provision not conflicting with such laws so as to maintain, to the degree reasonably possible, the business and economic benefits and liabilities as initially set forth herein. If such invalidity or illegality is such that it is not possible to reasonably restore the business and economic benefits and liabilities of the parties, then the party whose interests are adversely affected shall have the right to terminate only that portion of this Agreement that is materially impacted by such invalidity or illegality.

8.3.	The terms of this Agreement shall be binding upon the direct or indirect successors or assigns of the parties.

8.4.	This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and cancels and supersedes all other agreements or understandings leading up to the execution of this Agreement. No amendment or modification of this Agreement shall be valid or binding upon the parties unless made in writing and signed on behalf of the parties by their respective duly authorized representatives.

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8.5.	In the event of a transfer or assignment of one or more of the Licensed Patents by LICENSOR, the assignee thereof shall take such assignment subject to the rights, licenses, privileges, releases, non-assertions and immunities granted under this Agreement. If LICENSEE transfers and sells to a third party a substantial portion of its business to which the Licensed Patents relate, LICENSEE may assign its rights under this Agreement upon written notice to LICENSOR and the assignee thereof shall take such assignment and receive the rights, licenses, privileges, releases, non-assertions and immunities granted under this Agreement, provided however, that the rights, licenses, privileges, releases, non-assertions and immunities provided to LICENSEE under this Agreement shall not apply to any products of the assignee being manufactured or sold prior to such transfer or assignment. Any Subsidiary or division of LICENSEE that is divested shall continue to retain its rights, licenses, privileges, releases, non-assertions and immunities granted under this Agreement.

8.6.	No act, delay or omission by any party shall be deemed a waiver of any right, power, or remedy of such party unless such waiver is in writing, and then only to the extent set forth therein. All remedies, either under this Agreement or by law or otherwise afforded to a party, shall be cumulative and not alternative. No waiver of any provision, right or remedy under this Agreement on any one occasion shall constitute a waiver of any other provision, right or remedy on said occasion or the same or any other provision, right or remedy on any other occasion.

8.7.	This Agreement shall be executed in two originals by the parties. This Agreement will first be executed by LICENSOR, with two executed originals delivered to counsel for LICENSEE. Upon receipt of this Agreement as executed by LICENSOR, LICENSEE will execute two originals of this Agreement and deliver one fully executed original to counsel for LICENSOR. The execution of this agreement by the parties shall be valid and binding as of the Effective Date which will be inserted in the preamble by LICENSEE.

8.8.	All rights, licenses, privileges, releases, non-assertions and immunities granted under or pursuant to this Agreement by LICENSOR to LICENSEE are, and shall otherwise be deemed to be, for the purpose of Section 365(n) of the United States Bankruptcy Code, as amended (“the Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101 (35A) of the Bankruptcy Code. The parties hereto agree that LICENSEE, as licensee of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the Bankruptcy Code. The parties hereto further agree that, if a Bankruptcy Code case is commenced by or against LICENSOR and this Agreement is rejected as provided in the Bankruptcy Code, then LICENSOR (in any capacity, including debtor-in-possession) and their successors and assigns (including, without limitation, a Bankruptcy Code trustee) shall take such steps as are necessary to permit LICENSEE to exercise all of their rights under this Agreement. All rights, powers and remedies of LICENSEE provided under this Article are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Code) in the event of any such commencement of a bankruptcy proceeding by or against LICENSOR. LICENSEE, in addition to the rights, powers and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including the Bankruptcy Code) in such event. LICENSOR acknowledges that the Payment represents at least equivalent value for the rights granted under this Agreement.

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8.9.	All notices required or permitted by this Agreement shall be in writing and shall be given by first class postage pre-paid mail, or by facsimile transmission, effective in each case upon the date of mailing or facsimile transmission thereof to the parties addressed as follows:

If to LICENSOR:

Taiwan Carbon Nano Technology Corporation

10F-2, No. 66, Shengyi 5th Rd.

Zhubei City, Hsinchu County 302 , Taiwan (R.O.C.)

Attn:	Harry Lin
Email:	[Redacted]

If to LICENSEE:

Ainos, Inc.

8880 Rio San Diego Drive, Suite 800

San Diego, CA 92108

U.S.A

Attn:	Jack Lu
Email:	[Redacted]

or to such other address as the party to receive such notice shall have designated by written notice to the other party hereto.

8.10.	This Agreement shall be governed and construed and the relations between the Parties determined in all respects by the laws of the United States of America and the State of Texas without regard to any conflict of laws principles.

8.11.	All titles used in this Agreement herein are for the convenience of reference only and shall not affect the construction of this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

LICENSOR:

TAIWAN CARBON NANO TECHNOLOGY CORPORATION

By:	/s/ 蔡群賢

Title:	Chairman and CEO

Date:	August 6, 2024

LICENSEE:

AINOS, INC.

By:	/s/ Chun-Hsien Tsai

Title:	Chairman, President and CEO

Date:	August 6, 2024

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SCHEDULE A

LICENSED PATENTS

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